Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is made and entered into as of February 23, 2021, by and between EMERSON ELECTRIC CO., a Missouri corporation (“Emerson”), and DAVID N. FARR (“Consultant”). For purposes of this Agreement, the term “Emerson Entities” means, collectively, Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

WITNESSETH

WHEREAS, Emerson desires to retain the services of Consultant, and Consultant desires to render such services, all upon the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Emerson and Consultant agree to the following:

1.    Consulting Term. Consultant is hereby retained by Emerson as Consultant and independent contractor to provide consulting services for a period commencing June 1, 2021 and ending December 31, 2021 (the “Initial Term”), unless this Consulting Agreement is (a) sooner terminated by Emerson in accordance with Section 5 hereof or (b) extended by mutual agreement. For purposes of this Consulting Agreement, “Term” shall mean the period during which Consultant provides consulting services to Emerson or the other Emerson Entities under this Consulting Agreement.

2.    Consulting Services. During the Term, Consultant shall perform such transition, consulting and advisory services on an as-needed basis as may be requested from time-to-time by the Chief Executive Officer of Emerson. If the Term of this Consulting Agreement is extended beyond the Initial Term, Emerson and Consultant shall determine the scope of the consulting services to be provided by mutual agreement. Consultant shall be entitled to set his work schedule and the place where the work will be performed, subject to completing the consulting services in a timely manner. Consultant shall not hold himself out as an employee of Emerson, Consultant’s role shall be limited to providing the services as outlined herein, and Consultant shall have no authority to contract with third parties on behalf of Emerson or otherwise bind Emerson in any way.

3.    Consulting Fees. In consideration for the consulting services and subject to the due performance thereof, Emerson will pay or cause to be paid to Consultant during the Term compensation at the rate of one hundred seventeen thousand dollars ($117,000) per month (the “Consulting Fees”) on or around the 15th day of each month of the Term.

4.    Expenses. Consultant shall generally be responsible for his or her own expenses, but may be entitled to be reimbursed by Emerson for those reasonable and necessary business expenses incurred in connection with, and directly and integrally related to, the performance of the services hereunder. As a condition of any reimbursement, Consultant shall submit verification of the nature and amount of such expenses in accordance with Emerson’s expense reimbursement policies. Consultant, at his or her expense, shall be responsible for obtaining workers’ compensation insurance, and any other insurance, as may be required by law or considered necessary or desirable by Consultant for the operation of his or her business.

5.    Termination. This Consulting Agreement and the engagement of the Consultant by Emerson hereunder shall only be terminated (i) by expiration of the Term, (ii) by mutual agreement of the parties, (iii) by Emerson, effective immediately upon payment of the remaining Consulting Fees through the Initial Term; or (iv) by Emerson, effective immediately upon written notice to Consultant, if Consultant:

(a)    commits any breach of the terms or conditions hereof or of any other agreements or obligations that Consultant has with Emerson or any of the Emerson Entities;

(b)    fails to perform his duties and obligations as specified herein;

(c)    commits acts constituting willful fraud or dishonesty; or

(d)    commits fraud or dishonesty against any of the Emerson Entities or willful conduct involving a third party which may, in Emerson’s sole discretion, impair the reputation of, or harm, any of the Emerson Entities, or any directors, officers, employees or agents of any of the foregoing.

Consultant shall not be entitled to any payments after termination of this Consulting Agreement (except for the Consulting Fees in connection with a termination pursuant to Section 5(iii)) other than reimbursement of expenses incurred prior to the effective date of termination that are reimbursable pursuant to Section 4 hereof.

6.    Assignment. In the event that Emerson, or any corporation or other entity resulting from any merger or consolidation referred to in this paragraph, merges or consolidates into or with any other entity or entities, or in the event that substantially all of the assets of Emerson are sold or otherwise transferred to another entity, the provisions of this Consulting Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets are sold or transferred. This Consulting Agreement shall not be assignable by Emerson or by any entity resulting from any such merger or consolidation or to which such assets are sold or transferred, except (i) to the continuing entity in, or the entity resulting from and as an incident of, any such merger or consolidation, or (ii) to the entity to which such assets are sold or transferred, and as an incident of such sale or transfer. Neither this Consulting Agreement nor any rights hereunder shall be assignable by Consultant.

7.    Non-Competition and Non-Solicitation Agreement. Consultant agrees to abide by the terms of his Letter Agreement with Emerson dated February 5, 2021, which includes Non-Competition and Non-Solicitation obligations.

8.    Confidential Information. Consultant agrees to abide by the terms of his Letter Agreement with Emerson dated February 5, 2021, which includes Confidentiality provisions.

9.    Relationship of Parties. Consultant is an independent contractor and is not an employee or agent of Emerson or any of the other Emerson Entities. Consultant is not covered by or entitled to any benefits from Emerson or any of the other Emerson Entities (e.g. health, dental, medical, disability, or life insurance; pension, retirement, profit sharing, savings, incentive, or bonus plans; vacation days or vacation or severance pay) by virtue of this Consulting Agreement; provided, however, that the foregoing shall not limit the rights and benefits to which Consultant is entitled pursuant to any other written agreements with Emerson or other Emerson benefit plans. Consultant shall devote sufficient business time and efforts to the performance of services for Emerson necessary to complete the services within the timeframes for completion established by Emerson. Consultant shall use his best efforts in such endeavors. Consultant shall perform the services with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.    Consultant shall determine the manner, means and details by which Consultant provides consulting services hereunder, and except as provided in Section 7, Consultant shall have the right to provide consulting or other services to persons other than Emerson.

10.    Non-Waiver of Rights. The failure to enforce any provision of this Consulting Agreement or to require performance by the other party of any provision hereof shall not be construed as a waiver of such provision or to affect either the validity of this Consulting Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Consulting Agreement.

11.    Invalidity of Provisions. If any provision of this Consulting Agreement is unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Consulting Agreement is unenforceable as stated, that provision shall not be void but rather shall be modified to the extent required by applicable law to permit such provision to be enforced to the maximum extent permitted by applicable law.

12.    Equitable Remedy. Both Emerson and Consultant acknowledge that damages at law will not be adequate to compensate Emerson for a breach or threatened or anticipatory breach of this Consulting Agreement by Consultant. Both parties agree and stipulate that Emerson, in addition to the legal remedies available, shall be entitled to any and all equitable remedies, including without limitation injunctive relief to prevent a breach or threatened or anticipatory breach by Consultant of any provision of this Consulting Agreement.

13.    Governing Law. This Consulting Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Consulting Agreement was entered into in the State of Missouri.

14.    Submission to Jurisdiction. Emerson and the Consultant hereby agree that any legal action or proceeding with respect to this Consulting Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and the Consultant hereby submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

15.    Amendments. No modification, amendment, or waiver of any of the provisions of this Consulting Agreement shall be effective unless in writing and signed by the parties.

16.    Notices. Any notice to be given by either party shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified or registered mail, postage prepaid, as follows:

To Emerson:

Emerson Electric Co.

8000 West Florissant Avenue

P. O. Box 4100

St. Louis, Missouri 63136

Attention: Beth Kovaly Willis - Vice President Executive Compensation

To Consultant:

David N. Farr

[Address Redacted]

or to such other address as may have been furnished to the other party by written notice in accordance herewith.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the day and year first above written.

EMERSON ELECTRIC CO.
By:

/s/ Beth Kovaly Willis
Beth Kovaly Willis, VP Executive Compensation

CONSULTANT:

/s/ David N. Farr
David N. Farr